Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of Cenovus Energy Inc. of (i) our report dated February 15, 2017 relating to the consolidated balance sheets as at December 31, 2016 and December 31, 2015 and the consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2016 and the effectiveness of internal control over financial reporting of Cenovus Energy Inc. as at December 31, 2016, which appears in Cenovus Energy Inc.’s Annual Report on Form 40-F for the year ended December 31, 2016, and (ii) our report dated February 15, 2017 relating to the balance sheets as at December 31, 2016 and January 1, 2016 and the statements of earnings and comprehensive income, partners’ equity and cash flows for the period from January 2, 2016 to December 31, 2016 and the year then ended January 1, 2016 of FCCL Partnership. We also consent to the reference to us under the heading “Auditor” in such Registration Statement and as “Experts” in the Annual Information Form appearing in Cenovus Energy Inc.’s Annual Report on Form 40-F for the year ended December 31, 2016 and incorporated by reference.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta

October 10, 2017

PricewaterhouseCoopers LLP

111 5 Avenue SW, Suite 3100, Calgary, Alberta, Canada T2P 5L3

T: +1 403 509 7500, F: +1 403 781 1825, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.